SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No._______)*


                                    Be, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    073309106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 17 Pages

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 2 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital, L.P. ("August I")
                      Tax ID Number:  94-3228541
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          4,388,920  shares,  except that ACM, the general partner of August I, may
           BENEFICIALLY                       be deemed to have sole  voting  power,  and John  Johnston  ("Johnston"),
           OWNED BY EACH                      David F. Marquardt ("Marquardt"),  and Andrew S. Rappaport ("Rappaport"),
             REPORTING                        the  members  of ACM,  may be deemed to have  shared  power to vote these
              PERSON                          shares.
               WITH                  -------- -------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,388,920  shares,  except that ACM, the general partner of August I, may be deemed to have sole dispositive  power, and Johnston,  Marquardt,  and
                                              Rappaport,  the  members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        4,388,920
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     12.76%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     PN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 3 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners, L.P. ("Partners I")
                      Tax ID Number:  94-3228637
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          152,492  shares,  except that ACM, the general partner of Partners I, may
           BENEFICIALLY                       be deemed to have sole  voting  power,  and John  Johnston  ("Johnston"),
           OWNED BY EACH                      David F. Marquardt ("Marquardt"),  and Andrew S. Rappaport ("Rappaport"),
             REPORTING                        the  members  of ACM,  may be deemed to have  shared  power to vote these
              PERSON                          shares.
               WITH                  -------- -------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              152,492  shares,  except that ACM, the general partner of Partners I, may be deemed to have sole dispositive  power, and Johnston,  Marquardt,  and
                                              Rappaport,  the  members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        152,492
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     0.44%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     PN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 4 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Associates, L.P. ("Associates I")
                      Tax ID Number:  94-3228636
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          223,973 shares, except that ACM, the general partner of Associates I, may
           BENEFICIALLY                       be deemed to have sole  voting  power,  and John  Johnston  ("Johnston"),
           OWNED BY EACH                      David F. Marquardt ("Marquardt"),  and Andrew S. Rappaport ("Rappaport"),
             REPORTING                        the  members  of ACM,  may be deemed to have  shared  power to vote these
              PERSON                          shares.
               WITH                  -------- -------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              223,973 shares, except that ACM, the general partner of Associates I, may be deemed to have sole dispositive  power, and Johnston,  Marquardt,  and
                                              Rappaport,  the  members of ACM,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        223,973
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     0.65%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     PN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 5 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management, L.L.C. ("ACM")
                      Tax ID Number:  94-3228539
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          4,765,385 shares, of which  4,388,920 are directly owned by August I,
           BENEFICIALLY                       152,492  are directly  owned by Partners I and 223,973  are
           OWNED BY EACH                      directly owned by Associates I. Johnston, Marquardt, and Rappaport, the
             REPORTING                        members of ACM, may be deemed to have shared power to vote these shares.
              PERSON                 -------- -------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,765,385 shares, of which 4,388,920 are directly owned by August I,
                                              152,492  are directly owned by Partners I and 223,973  are directly owned by Associates I. Johnston, Marquardt, and Rappaport, the
                                              members of ACM, may be deemed to have shared dispose to vote these shares.
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        4,765,385
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     13.85%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     00
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 6 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- -------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        4,765,385  shares, of which 4,388,920  are directly owned by August I,
              PERSON                          152,492 are directly  owned by Partners I and 223,973 are
               WITH                           directly owned by Associates I. ACM is the general partner of August I,
                                              Partners I and Associates I, and Johnston, a member of ACM, may be deemed to have shared power to vote these shares.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,765,385 shares, of which 4,388,920 are directly owned by August I,
                                              152,492  are directly owned by Partners I and 223,973 are
                                              directly owned by Associates I. ACM is the general partner of August I,
                                              Partners I and Associates I, and Johnston, a member of ACM, may be deemed to have shared power to dispose of these shares.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        4,765,385
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     13.85%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     IN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 7 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- -------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        4,765,385  shares,  of which  4,388,920  are directly owned by August I,
              PERSON                          152,492  are directly  owned by Partners I and 223,973 are
               WITH                           directly owned by Associates I. ACM is the general partner of August I,
                                              Partners I and Associates I, and Marquardt, a member of ACM,  may be deemed to have shared power to vote these shares.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,765,385 shares, of which 4,388,920 are directly owned by August I,
                                              152,492 are directly owned by Partners I and 223,973 are directly owned by Associates I. ACM is the general partner of August I, Partners I and
                                              Associates I, and Marquardt, a member of ACM, may be deemed to have shared power to dispose of these shares.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        4,765,385
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     13.85%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     IN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------                                        ----------------------------------------
CUSIP NO. 073309106                                     13 G                               Page 8 of 17 Pages
---------------------------------------                                        ----------------------------------------
------------ ----------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ----------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]          (b) [X]
------------ ----------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ----------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ----------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- -------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        4,765,385 shares, of which  4,388,920  are directly owned by August I,
              PERSON                          152,492  are directly  owned by Partners I and 223,973 are
               WITH                           directly  owned by Associates I. ACM is the general  partner of August I,
                                              Partners  I and  Associates I, and  Rappaport,  a member of ACM,  may be deemed to have shared power to vote these shares.
                                     -------- -------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,765,385 shares, of which 4,388,920 are directly owned by August I,
                                              152,492 are directly owned by Partners I and 223,973 are directly owned by Associates I. ACM is the general partner of August I, Partners I and
                                              Associates I, and Rappaport, a member of ACM, may be deemed to have shared power to dispose of these shares.
------------ ----------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        4,765,385
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     13.85%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                                                                                                     IN
------------ ----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G               Page 9 of 17 Pages
-------------------------                              -------------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Be, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  800 El Camino Real, #300
                  Menlo Park, California 94025

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by August Capital, L.P., a Delaware limited partnership ("August I"), August Capital Strategic Partners, L.P., a Delaware limited partnership ("Partners I"), August Capital Associates, L.P., a Delaware limited partnership ("Associates I"), August Capital Management LLC, a Delaware limited liability company ("ACM"), John Johnston ("Johnston"), David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM is the general partner of August I, Partners I and Associates I, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August I, Partners I and Associates I. Johnston, Marquardt, and Rappaport are the managing members of ACM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August I, Partners I and Associates I.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  August I, Partners I and Associates I are Delaware limited partnerships. ACM is a Delaware limited liability company. Johnston, Marquardt, and Rappaport are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  073309106

ITEM 3.           Not Applicable

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 10 of 17 Pages
-------------------------                              -------------------------

ITEM 4.  OWNERSHIP:
         ----------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

             (a)  Amount beneficially owned:
                  -------------------------

             See Row 9 of cover page for each Reporting Person.

             (b)  Percent of Class:
                  ----------------

             See Row 11 of cover page for each Reporting Person.

             (c)  Number of shares as to which such person has:
                  --------------------------------------------

                 (i)    Sole power to vote or to direct the vote:
                        ----------------------------------------

                        See Row 5 of cover page for each Reporting Person.


                 (ii)   Shared power to vote or to direct the vote:
                        ------------------------------------------

                        See Row 6 of cover page for each Reporting Person.


                 (iii)  Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------

                        See Row 7 of cover page for each Reporting Person.


                 (iv)   Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

                        See Row 8 of cover page for each Reporting Person.

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 11 of 17 Pages
-------------------------                              -------------------------

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              ---------------------------------------------

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
              ---------------------------------------------------------------

              Under certain circumstances set forth in the limited partnership agreements of August I, Partners I and Associates I, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              -------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              ---------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:
              ------------------------------

              Not applicable

ITEM 10.      CERTIFICATION:
              -------------

              Not applicable

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 12 of 17 Pages
-------------------------                              -------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000


                                        By: /s/  John Johnston
                                            ------------------------------------
                                            John Johnston,  individually, and on
                                            behalf of August I, in his  capacity
                                            as a  managing  member  of ACM,  the
                                            general  partner  of  August  I,  on
                                            behalf   of   Partners   I,  in  his
                                            capacity  as a  managing  member  of
                                            ACM, the general partner of Partners
                                            I, on behalf of Associates I, in his
                                            capacity  as a  managing  member  of
                                            ACM,   the   general    partner   of
                                            Associates  I, and on  behalf of ACM
                                            in his capacity as a managing member
                                            thereof.

                                        By: /s/  David F. Marquardt
                                            ------------------------------------
                                            David F. Marquardt


                                        By: /s/  Andrew S. Rappaport
                                            ------------------------------------
                                            Andrew S. Rappaport

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 13 of 17 Pages
-------------------------                              -------------------------


                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   14

Exhibit B:  Power of Attorney                                           15

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 14 of 17 Pages
-------------------------                              -------------------------



                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Be, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2000


                                        By: /s/  John Johnston
                                            ------------------------------------
                                            John Johnston,  individually, and on
                                            behalf of August I, in his  capacity
                                            as a  managing  member  of ACM,  the
                                            general  partner  of  August  I,  on
                                            behalf   of   Partners   I,  in  his
                                            capacity  as a  managing  member  of
                                            ACM, the general partner of Partners
                                            I, on behalf of Associates I, in his
                                            capacity  as a  managing  member  of
                                            ACM,   the   general    partner   of
                                            Associates  I, and on  behalf of ACM
                                            in his capacity as a managing member
                                            thereof.

                                        By: /s/  David F. Marquardt
                                            ------------------------------------
                                            David F. Marquardt


                                        By: /s/  Andrew S. Rappaport
                                            ------------------------------------
                                            Andrew S. Rappaport

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 15 of 17 Pages
-------------------------                              -------------------------

                                    Exhibit B

                                POWER OF ATTORNEY

         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates August Capital Management, L.L.C. or such other person or entity as is designated in writing by Mark G. Wilson (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to the Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates Mark G. Wilson (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.

February ___, 2000                    AUGUST CAPITAL MANAGEMENT, L.L.C.,
                                      a Delaware Limited Liability Company

                                      By:
                                          --------------------------------------
                                          Mark G. Wilson, Member


February ___, 2000                    AUGUST CAPITAL, L.P.,
                                      a Delaware Limited Partnership

                                      By: August Capital Management, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner


                                      By:
                                          --------------------------------------
                                          Mark. G. Wilson, Member

-------------------------                              -------------------------
CUSIP NO. 073309106                     13 G              Page 16 of 17 Pages
-------------------------                              -------------------------

February ___, 2000                    AUGUST CAPITAL STRATEGIC PARTNERS, L.P.,
                                      a Delaware Limited Partnership

                                      By: August Capital Management, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner


                                      By:
                                          --------------------------------------
                                          Mark G. Wilson, Member


February ___, 2000                    AUGUST CAPITAL ASSOCIATES, L.P.,
                                      a Delaware Limited Partnership

                                      By: August Capital Management, L.L.C.,
                                          a Delaware Limited Liability Company
                                          Its General Partner


                                      By: --------------------------------------
                                          Mark G. Wilson,  Member


February ___, 2000                    By: --------------------------------------
                                          David F. Marquardt


February ___, 2000                    By: --------------------------------------
                                          John R. Johnston


February ___, 2000                    By: --------------------------------------
                                          Andrew S. Rappaport